FOR IMMEDIATE RELEASE

HPI ANNOUNCES APPOINTMENT OF RAVI KHANNA AS NEW BOARD MEMBER

Seattle, Washington, November 2, 2007. Hydrogen Power, Inc. ("HPI", "the company") (OTCBB: "HYDP") today announced that Mr. Ravi Khanna has been elected to the HPI Board of Directors, effective October 31, 2007.

Mr.  Khanna completed a 33-year career at Eastman Kodak Company, during which time he held senior managerial positions in R&D, manufacturing, marketing and international operations. His responsibilities included the position of General Manager, South Asia, Malaysia, & Singapore; and Vice President, Asia Pacific Region. Just prior to that he was General Manager, Southeastern Europe, Middle East & Africa; and Vice President, Europe, Africa & Middle East Region, in which capacity he was responsible for a territory encompassing 90 countries, over 1,000 people and annual sales in the range of half a billion dollars. Other positions included: Chief Executive Officer of Kodak India; General Manager of worldwide marketing and sales for the Laboratory & Research Products Division; Director for Innovation and New Ventures; and Assistant Division Director managing a staff of over 100 technical people in the Kodak Research Laboratories. Mr. Khanna holds a Masters Degree in Chemical Engineering from MIT and an executive MBA from the University of Rochester. He has a Bachelor’s Degree in technology from the Indian Institute of Technology in Kanpur, where he graduated at the top of his class in Chemical Engineering.

Mr.  David Cade, HPI’s Chief Executive Officer, said: “Mr. Khanna’s superb credentials in advanced technology solutions and global executive experience represent a valuable asset to the company and our shareholders. As a Board member, he will be in a prime position to help us commercialize our unique hydrogen generation technology with selected partners. We are extremely fortunate to have him as a Director.”

HPI (www.hydrogenpowerinc.com) is a development stage hydrogen generation company with patented technology based on a proprietary aluminum-water chemical reaction, and demonstrator prototypes using unique AlumiFuel™ drop-in recyclable cartridges. The company’s addressable markets include portable and stationary power applications for National Security, Homeland Security and commercial customers demanding safe, pure, cost-effective hydrogen on-site and on demand, with no external power required and no toxic materials or by-products.

Safe Harbor for Forward-looking Statements:
This news release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, they are based on management’s current beliefs and assumptions as to future events. However, since the company’s operations and business prospects are always subject to risk and uncertainties, the forward-looking events and circumstances discussed in this news release might not occur, and actual results could differ materially from those described, anticipated or implied.

CONTACT:
Ursula Bell, Corporate Administrator
Hydrogen Power, Inc.
201 Elliott Ave.W, Suite 400
Seattle, WA 98119
206-223-0506
info@hydrogenpowerinc.com